Exhibit 99.1

OSHKOSH CORPORATION

FOR IMMEDIATE RELEASE

For more information, contact:

Financial:                                                                                                                                          Patrick Davidson

Vice President, Investor Relations

920.966.5939

Media:                                                                                                                                                         John Daggett

Vice President, Communications

920.233.9247

OSHKOSH CORPORATION REPORTS FOURTH

QUARTER AND FISCAL 2014 RESULTS

Non-Defense Segments Deliver Improved Operating Income Margins

Repurchased 5.2 million Shares of Common Stock in Fourth Quarter Fiscal 2014

Announces 13 Percent Increase in Quarterly Cash Dividend to $0.17 per share

Initiates Fiscal 2015 Adjusted(1) EPS Estimate Range of $4.00 to $4.25

OSHKOSH, WI — (October 31, 2014) — Oshkosh Corporation (NYSE: OSK) today reported fiscal 2014 fourth quarter net income of $77.8 million, or $0.93 per diluted share, compared to $35.7 million, or $0.40 per diluted share, in the fourth quarter of fiscal 2013. All results are for continuing operations, unless stated otherwise. Comparisons are to the corresponding period of the prior year, unless otherwise noted.

Results for the fourth quarter of fiscal 2014 were adversely impacted by a combined $2.4 million after-tax pension curtailment and pension settlement charge in the defense segment. Results for the fourth quarter of fiscal 2013 were adversely impacted by a $5.5 million after-tax, non-cash impairment charge related to an intangible asset in the access equipment segment and after-tax costs of $2.4 million related to the extension of a union contract with defense segment production employees. Excluding these items, fiscal 2014 fourth quarter adjusted(1) net income was $80.2 million, or $0.96 per diluted share, compared to $43.6 million, or $0.49 per diluted share, in the fourth quarter of fiscal 2013.

(1)  This press release refers to GAAP (U.S. generally accepted accounting principles) and non-GAAP financial measures. Oshkosh Corporation believes that the non-GAAP measures provide investors a useful comparison of the Company’s performance to prior period results. These non-GAAP measures may not be comparable to similarly titled measures disclosed by other companies. A reconciliation of these non-GAAP financial measures to the most comparable GAAP measures can be found under the caption “Non-GAAP Financial Measures” in this press release.

-more-

Consolidated net sales in the fourth quarter of fiscal 2014 were $1.67 billion, a decrease of 3.4 percent. Expected lower defense segment sales were offset in part by improved demand in the Company’s access equipment and commercial segments.

Consolidated operating income in the fourth quarter of fiscal 2014 was $113.1 million, or 6.8 percent of sales, compared to $65.2 million, or 3.8 percent of sales, in the prior year fourth quarter. Excluding the items described above, adjusted(1) consolidated operating income in the fourth quarter of fiscal 2014 was $116.9 million, or 7.0 percent of sales, compared to $78.0 million, or 4.5 percent of sales, in the prior year fourth quarter. Adjusted operating income in the fourth quarter of fiscal 2014 largely benefitted from improved sales volume and operating income margins in the Company’s access equipment segment.

“The ongoing benefits from executing our MOVE strategy were evident as our team delivered solid fourth quarter results, capping off an impressive year of transition that has seen our non-defense businesses move to the forefront of our operating results,” said Charles L. Szews, Oshkosh Corporation chief executive officer. “Our access equipment and commercial segments led the way in fiscal 2014, with the access equipment segment surpassing last year’s record operating income margins by nearly 200 basis points. The commercial segment posted its strongest full-year operating income margin since fiscal 2007. These results are especially impressive because key end markets for both segments are still well below pre-recession levels, and we expect those end markets to grow in fiscal 2015 and beyond.

“We are pleased to announce our initial expectations for fiscal 2015 adjusted(1) earnings per share of $4.00 to $4.25, within the range that we targeted at our 2012 Analyst Day,” added Szews. “This earnings per share range reflects the significant progress we have made executing our MOVE strategy since 2012. We believe our team is positioned to overcome slower recoveries in our end markets than we expected in 2012 with disciplined cost reduction, strong product innovation and opportunistic capital allocation. I am pleased with the performance of our team since the debut of our MOVE strategy and expect that our team will continue to drive us toward attainment of our earnings targets.”

Factors affecting fourth quarter results for the Company’s business segments included:

Access Equipment — Access equipment segment sales increased 19.5 percent to $932.7 million for the fourth quarter of fiscal 2014. The improvement was principally the result of the continued recovery of the global access equipment market, offset in part by the absence of U.S. military telehandler sales under a contract that was completed in the fourth quarter of fiscal 2013. Sales of access equipment excluding U.S. military telehandler sales(1) in fiscal 2013 rose 22.4 percent in the fourth quarter of fiscal 2014.

Access equipment segment operating income increased 56.9 percent to $127.4 million, or 13.7 percent of sales, for the fourth quarter of fiscal 2014 compared to $81.2 million, or 10.4 percent of sales, in the fourth quarter of fiscal 2013. Included in access equipment results for the fourth quarter of fiscal 2013 was a $9.0 million non-cash intangible asset impairment charge. Excluding the impairment charge, adjusted(1) operating income in the fourth quarter of fiscal 2013 was $90.2 million, or 11.6 percent of sales. The increase in adjusted operating income was primarily the result of higher sales volume and the favorable impact of cost reduction initiatives, offset in part by increased new product development spending and higher operating costs.

Defense — Defense segment sales for the fourth quarter of fiscal 2014 decreased 43.9 percent to $288.1 million. The decrease in sales was expected and was primarily due to lower sales to the U.S. Department of Defense (DoD). Sales in the fourth quarter of the prior year also included revenue associated with the delivery of international MRAP All-Terrain Vehicles and Joint Light Tactical Vehicle (JLTV) test vehicles under the JLTV Engineering, Manufacturing & Development contract that did not occur in the fourth quarter of fiscal 2014.

The defense segment reported an operating loss of $2.0 million, or 0.7 percent of sales, for the fourth quarter of fiscal 2014 compared to operating income of $11.2 million, or 2.2 percent of sales, in the fourth quarter of fiscal 2013. Included in defense segment results for the fourth quarter of fiscal 2014 were $3.8 million of pension curtailment and pension settlement charges. Included in defense segment results for the fourth quarter of fiscal 2013 were costs of $3.8 million related to the extension of a union contract with production employees. Excluding these items, adjusted(1) operating income was $1.8 million, or 0.6 percent of sales, in the fourth quarter of fiscal 2014 compared to $15.0 million, or 2.9 percent of sales, in the fourth quarter of the prior year. The decrease in adjusted operating income was largely due to lower sales volume, offset in part by favorable warranty experience as well as lower engineering costs and operating expenses.

Fire & Emergency — Fire & emergency segment sales for the fourth quarter of fiscal 2014 decreased 7.4 percent to $214.9 million. The decrease in sales primarily reflected lower fire apparatus deliveries as a result of production delays and higher prior year international fire apparatus sales.

Fire & emergency segment operating income increased 35.3 percent to $12.5 million, or 5.8 percent of sales, for the fourth quarter of fiscal 2014 compared to $9.2 million, or 4.0 percent of sales, in the fourth quarter of fiscal 2013. The increase in operating income was primarily the result of favorable product mix and lower operating expenses, offset in part by the lower sales volume.

Commercial — Commercial segment sales increased 16.4 percent to $243.7 million in the fourth quarter of fiscal 2014. The increase in sales was primarily attributable to a nearly 21 percent increase in concrete mixer unit volume.

Commercial segment operating income increased 17.3 percent to $18.4 million, or 7.6 percent of sales, for the fourth quarter of fiscal 2014 compared to $15.7 million, or 7.5 percent of sales, in the fourth quarter of fiscal 2013. The increase in operating income was primarily a result of higher sales volume.

Corporate — Corporate operating expenses decreased $8.8 million to $43.3 million for the fourth quarter of fiscal 2014. The decrease in corporate operating expenses in the fourth quarter of fiscal 2014 was primarily due to lower share-based compensation expense, largely as a result of higher variable, share-based compensation in the fourth quarter of fiscal 2013 due to an increase in the Company’s share price.

Interest Expense Net of Interest Income — Interest expense net of interest income increased $1.0 million to $13.5 million in the fourth quarter of fiscal 2014 as a result of the recognition of interest income on a note receivable from a customer in the fourth quarter of the prior year, offset in part by the benefit of lower interest rates on bonds refinanced earlier in fiscal 2014. In the fourth quarter of fiscal 2013, the Company recognized $2.9 million of interest income upon receipt of payment of a note receivable from the customer.

Provision for Income Taxes — The Company recorded income tax expense of $21.4 million in the fourth quarter of fiscal 2014, or 21.9 percent of pre-tax income, compared to $16.0 million, or 31.4 percent of pre-tax income, in the fourth quarter of fiscal 2013. Tax expense for the fourth quarter of fiscal 2014 was favorably impacted by settlements of tax audits in the quarter. The impact of the tax audit settlements was included in the Company’s previously communicated expectations for fiscal 2014.

Share Repurchases — During the fourth quarter of fiscal 2014, the Company repurchased 5.2 million shares of its Common Stock at an aggregate cost of $250.5 million. Earnings per share in the fourth quarter of fiscal 2014 improved $0.05 compared to the prior year fourth quarter as a result of share repurchases completed during fiscal 2014.

Full-Year Results

The Company reported net sales for the fiscal year ended September 30, 2014 of $6.81 billion and net income of $309.3 million, or $3.61 per diluted share. This compares with net sales of $7.67 billion and net income of $316.3 million, or $3.53 per diluted share, in fiscal 2013. Adjusted(1) net income for fiscal 2014 was $309.8 million, or $3.62 per diluted share, compared to $334.6 million, or $3.74 per diluted share, in fiscal 2013. The decrease in adjusted results in fiscal 2014 was largely attributable to lower sales and operating income in the Company’s defense segment, offset in part by the impact of higher sales and improved performance in the access equipment segment. Earnings per share in fiscal 2014 improved $0.15 compared to fiscal 2013 as a result of lower average diluted shares outstanding.

Fiscal 2015 Expectations

The Company announced its fiscal 2015 adjusted(1) earnings per share expectations of $4.00 to $4.25 on projected net sales of $6.5 billion to $6.6 billion. The Company believes its fiscal 2015 consolidated sales will decline from fiscal 2014 due to a further reduction in DoD spending for its tactical wheeled vehicle programs, partially offset by an increase in sales in the Company’s non-defense segments as a result of improved end markets. The Company expects consolidated operating income to be between $510 million and $540 million as a result of benefits from the Company’s MOVE initiatives in its non-defense segments offsetting lower defense segment results. The Company assumes a tax rate of 31% and a full year average share count of approximately 80 million shares. The Company anticipates that first quarter earnings will be down approximately two-thirds from the first quarter of 2014 as a result of significantly lower year over year defense sales, new product development investments across the Company, a mix shift to telehandlers in the access equipment segment and timing of sales in the fire & emergency segment.

Dividend Announcement

The Company’s Board of Directors today declared a quarterly cash dividend of $0.17 per share of Common Stock. The dividend, up approximately 13 percent from the previous dividend, will be payable on December 2, 2014 to shareholders of record as of November 18, 2014.

Conference Call

The Company will comment on its fiscal 2014 fourth quarter earnings and its full-year fiscal 2015 outlook during a conference call at 9:00 a.m. EDT this morning. Slides for the call will be available on the Company’s website beginning at 7:00 a.m. EDT this morning. The call will be webcast simultaneously over the Internet. To access the webcast, listeners can go to www.oshkoshcorporation.com at least 15 minutes prior to the event and follow instructions for listening to the webcast. An audio replay of the call and related question and answer session will be available for 12 months at this website.

Forward-Looking Statements

This press release contains statements that the Company believes to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact, including, without limitation, statements regarding the Company’s future financial position, business strategy, targets, projected sales, costs, earnings, capital expenditures, debt levels and cash flows, and plans and objectives of management for future operations, are forward-looking statements. When used in this press release, words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “should,” “project” or “plan” or the negative thereof or variations thereon or similar terminology are generally intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, assumptions and other factors, some of which are beyond the Company’s control, which could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These factors include the cyclical nature of the Company’s access equipment, commercial and fire & emergency markets, which are particularly impacted by the strength of U.S. and European economies; the strength of emerging market growth and projected adoption rates of work at height machinery; the expected level and timing of DoD and international defense customer procurement of products and services and funding thereof; risks related to reductions in government expenditures in light of U.S. defense budget pressures, sequestration and an uncertain DoD tactical wheeled vehicle strategy, including the Company’s ability to successfully manage the cost reductions required as a result of lower customer orders in the defense segment; the Company’s ability to win a U.S. JLTV production contract award and international defense contract awards; the Company’s ability to increase prices to raise margins or offset higher input costs; increasing commodity and other raw material costs, particularly in a sustained economic recovery; risks related to facilities consolidation and alignment, including the amounts of related costs and charges and that anticipated cost savings may not be achieved; global economic uncertainty, which could lead to additional impairment charges related to many of the Company’s intangible assets and/or a slower recovery in the Company’s cyclical businesses than Company or equity market expectations; risks related to the collectability of receivables, particularly for those businesses with exposure to construction markets; the cost of any warranty campaigns related to the Company’s products; risks related to production or shipment delays arising from quality or production issues; risks associated with international operations and sales, including foreign currency fluctuations and compliance with the Foreign Corrupt Practices Act; the Company’s ability to comply with complex laws and regulations applicable to U.S. government contractors; the impact of severe weather or natural disasters that may affect the Company, its suppliers or its customers; cyber security risks and costs of defending against, mitigating and responding to a data security breach; and risks related to the Company’s ability to successfully execute on its strategic road map and meet its long-term financial goals. Additional information concerning these and other factors is contained in the Company’s filings with the Securities and Exchange Commission, including the Form 8-K filed today. All forward-looking statements speak only as of the date of this press release. The Company assumes no obligation, and disclaims any obligation, to update information contained in this press release. Investors should be aware that the Company may not update such information until the Company’s next quarterly earnings conference call, if at all.

About Oshkosh Corporation

Oshkosh Corporation is a leading designer, manufacturer and marketer of a broad range of specialty access equipment, commercial, fire & emergency and military vehicles and vehicle bodies. Oshkosh Corporation manufactures, distributes and services products under the brands of Oshkosh®, JLG®, Pierce®, McNeilus®, Jerr-Dan®, Frontline™, CON-E-CO®, London® and IMT®. Oshkosh products are valued worldwide in businesses where high quality, superior performance, rugged reliability and long-term value are paramount. For more information, log on to www.oshkoshcorporation.com.

®, TM All brand names referred to in this news release are trademarks of Oshkosh Corporation or its subsidiary companies.

OSHKOSH CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited; in millions)

	Three Months Ended		Fiscal Year Ended
	September 30,		September 30,
	2014	2013	2014	2013

Net sales	$1,667.7	$1,726.5	$6,808.2	$7,665.1
Cost of sales	1,378.2	1,469.6	5,625.5	6,473.3
Gross income	289.5	256.9	1,182.7	1,191.8

Operating expenses:
Selling, general and administrative	162.7	168.9	624.1	620.5
Amortization of purchased intangibles	13.7	13.8	55.3	56.6
Intangible asset impairment charge	—	9.0	—	9.0
Total operating expenses	176.4	191.7	679.4	686.1
Operating income	113.1	65.2	503.3	505.7

Other income (expense):
Interest expense	(14.1)	(16.6)	(71.4)	(66.0)
Interest income	0.6	4.1	2.0	11.4
Miscellaneous, net	(1.6)	(1.8)	(2.0)	(6.1)
Income from continuing operations before income taxes and equity in earnings of unconsolidated affiliates	98.0	50.9	431.9	445.0
Provision for income taxes	21.4	16.0	125.0	131.7
Income from continuing operations before equity in earnings of unconsolidated affiliates	76.6	34.9	306.9	313.3
Equity in earnings of unconsolidated affiliates	1.2	0.8	2.4	3.0
Income from continuing operations, net of tax	77.8	35.7	309.3	316.3
Income from discontinued operations, net of tax	—	0.6	—	1.7
Net income	$77.8	$36.3	$309.3	$318.0

Amounts available to common shareholders, net of tax:
Net income	$77.8	$36.3	$309.3	$318.0
Allocated to participating securities	(0.3)	(0.2)	(1.2)	(2.0)
Net income available to common shareholders	$77.5	$36.1	$308.1	$316.0

OSHKOSH CORPORATION

EARNINGS PER SHARE

(Unaudited)

	Three Months Ended		Fiscal Year Ended
	September 30,		September 30,
	2014	2013	2014	2013
Earnings per share attributable to common shareholders-basic:
Continuing operations	$0.94	$0.41	$3.66	$3.58
Discontinued operations	—	0.01	—	0.02
	$0.94	$0.42	$3.66	$3.60

Earnings per share attributable to common shareholders-diluted:
Continuing operations	$0.93	$0.40	$3.61	$3.53
Discontinued operations	—	0.01	—	0.02
	$0.93	$0.41	$3.61	$3.55

Basic weighted-average shares outstanding	82,514,910	86,413,588	84,123,949	87,726,891
Dilutive stock options and other equity-based compensation awards	1,385,461	1,697,224	1,462,369	1,466,730
Participating restricted stock	(208,841)	(292,136)	(206,155)	(240,073)
Diluted weighted-average shares outstanding	83,691,530	87,818,676	85,380,163	88,953,548

OSHKOSH CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited; in millions)

	September 30,
	2014	2013
ASSETS
Current assets:
Cash and cash equivalents	$313.8	$733.5
Receivables, net	974.9	794.3
Inventories, net	960.9	822.0
Deferred income taxes, net	66.3	67.6
Prepaid income taxes	22.7	100.4
Other current assets	45.7	35.6
Total current assets	2,384.3	2,553.4
Investment in unconsolidated affiliates	21.1	20.9
Property, plant and equipment:
Property, plant and equipment	988.3	893.1
Accumulated depreciation	(582.8)	(530.9)
Property, plant and equipment, net	405.5	362.2
Goodwill	1,025.5	1,041.0
Purchased intangible assets, net	657.9	714.7
Other long-term assets	92.4	73.5
Total assets	$4,586.7	$4,765.7

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Revolving credit facility and current maturities of long-term debt	$20.0	$65.0
Accounts payable	586.7	531.7
Customer advances	310.1	294.4
Payroll-related obligations	147.2	146.9
Accrued warranty	91.2	101.3
Other current liabilities	156.4	241.4
Total current liabilities	1,311.6	1,380.7
Long-term debt, less current maturities	875.0	890.0
Deferred income taxes, net	125.0	143.0
Other long-term liabilities	290.1	244.2
Commitments and contingencies
Shareholders’ equity	1,985.0	2,107.8
Total liabilities and shareholders’ equity	$4,586.7	$4,765.7

OSHKOSH CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited; in millions)

	Fiscal Year Ended
	September 30,
	2014	2013
Operating activities:
Net income	$309.3	$318.0
Intangible asset impairment charge	—	9.0
Depreciation and amortization	126.8	126.8
Stock-based compensation expense	25.0	24.4
Deferred income taxes	(19.8)	(30.4)
Other non-cash adjustments	2.0	(3.1)
Changes in operating assets and liabilities	(272.9)	(6.7)
Net cash provided by operating activities	170.4	438.0

Investing activities:
Additions to property, plant and equipment	(92.2)	(46.0)
Additions to equipment held for rental	(32.7)	(13.9)
Contribution to rabbi trust	(1.9)	(19.4)
Proceeds from sale of equipment held for rental	12.8	7.5
Other investing activities	(0.8)	(3.0)
Net cash used by investing activities	(114.8)	(74.8)

Financing activities:
Repurchases of common stock	(403.3)	(201.8)
Repayment of long-term debt	(710.0)	—
Proceeds from issuance of long-term debt	650.0	—
Debt issuance costs	(19.1)	—
Proceeds from exercise of stock options	50.9	31.4
Dividends paid	(50.7)	—
Excess tax benefit from stock-based compensation	6.2	0.4
Net cash used by financing activities	(476.0)	(170.0)

Effect of exchange rate changes on cash	0.7	(0.4)
Increase (decrease) in cash and cash equivalents	(419.7)	192.8
Cash and cash equivalents at beginning of period	733.5	540.7
Cash and cash equivalents at end of period	$313.8	$733.5

OSHKOSH CORPORATION

SEGMENT INFORMATION

(Unaudited; in millions)

	Three Months Ended
	September 30, 2014			September 30, 2013
	External	Inter-	Net	External	Inter-	Net
	Customers	segment	Sales	Customers	segment	Sales
Access equipment
Aerial work platforms	$450.4	$—	$450.4	$367.0	$—	$367.0
Telehandlers	315.4	—	315.4	274.4	—	274.4
Other	166.9	—	166.9	139.2	—	139.2
Total access equipment	932.7	—	932.7	780.6	—	780.6

Defense	288.0	0.1	288.1	513.6	0.2	513.8

Fire & emergency	205.7	9.2	214.9	224.9	7.1	232.0

Commercial
Concrete placement	115.1	—	115.1	92.8	—	92.8
Refuse collection	94.2	—	94.2	87.2	—	87.2
Other	32.0	2.4	34.4	27.4	2.0	29.4
Total commercial	241.3	2.4	243.7	207.4	2.0	209.4
Intersegment eliminations	—	(11.7)	(11.7)	—	(9.3)	(9.3)
Consolidated net sales	$1,667.7	$—	$1,667.7	$1,726.5	$—	$1,726.5

	Fiscal Year Ended
	September 30, 2014			September 30, 2013
	External	Inter-	Net	External	Inter-	Net
	Customers	segment	Sales	Customers	segment	Sales
Access equipment
Aerial work platforms	$1,746.0	$—	$1,746.0	$1,483.9	$—	$1,483.9
Telehandlers	1,157.2	—	1,157.2	1,106.0	—	1,106.0
Other	603.3	—	603.3	530.8	0.1	530.9
Total access equipment	3,506.5	—	3,506.5	3,120.7	0.1	3,120.8

Defense	1,724.2	0.3	1,724.5	3,047.0	2.7	3,049.7

Fire & emergency	719.1	37.4	756.5	751.0	41.4	792.4

Commercial
Concrete placement	428.2	—	428.2	349.5	—	349.5
Refuse collection	309.1	—	309.1	295.1	—	295.1
Other	121.1	7.5	128.6	101.8	20.5	122.3
Total commercial	858.4	7.5	865.9	746.4	20.5	766.9
Intersegment eliminations	—	(45.2)	(45.2)	—	(64.7)	(64.7)
Consolidated net sales	$6,808.2	$—	$6,808.2	$7,665.1	$—	$7,665.1

	Three Months Ended		Fiscal Year Ended
	September 30,		September 30,
	2014	2013	2014	2013
Operating income (loss):
Access equipment	$127.4	$81.2	$501.1	$379.6
Defense	(2.0)	11.2	76.4	224.9
Fire & emergency	12.5	9.2	26.6	23.8
Commercial	18.4	15.7	53.9	41.3
Corporate	(43.3)	(52.1)	(154.7)	(163.9)
Intersegment eliminations	0.1	—	—	—
Consolidated	$113.1	$65.2	$503.3	$505.7

	September 30,
	2014	2013
Period-end backlog:
Access equipment	$384.3	$367.9
Defense*	779.7	1,837.2
Fire & emergency	567.1	492.2
Commercial	159.9	140.7
Consolidated	$1,891.0	$2,838.0

*                 Lower backlog at September 30, 2014 was due primarily to reduced funding for legacy programs (FMTV and FHTV) as a result of reduced U.S. government customer demand.

Non-GAAP Financial Measures

The Company reports its financial results in accordance with generally accepted accounting principles in the United States of America (GAAP). The Company is presenting various operating results both on a reported basis and on a basis excluding items that affect comparability of results. When the Company uses operating results excluding certain items as described below, they are considered non-GAAP financial measures. The Company believes excluding the impact of these items is useful to investors in comparing the Company’s performance to prior period results. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s results prepared in accordance with GAAP. The table below presents a reconciliation of the Company’s presented non-GAAP measures to the most directly comparable GAAP measures (in millions, except per share amounts):

	Three Months Ended		Fiscal Year Ended
	September 30,		September 30,
	2014	2013	2014	2013

Access equipment segment sales excluding military (non-GAAP)	$932.7	$761.9	$3,499.0	$3,032.6
Military telehandler sales	—	18.7	—	88.2
Final pricing adjustment on multi-year military contract	—	—	7.5	—
Access equipment segment sales (GAAP)	$932.7	$780.6	$3,506.5	$3,120.8

Adjusted defense segment sales (non-GAAP)	$288.1	$513.8	$1,735.2	$3,049.7
Contract pricing adjustment for OPEB costs	—	—	(10.7)	—
Defense segment sales (GAAP)	$288.1	$513.8	$1,724.5	$3,049.7

Adjusted net sales (non-GAAP)	$1,667.7	$1,707.8	$6,811.4	$7,576.9
Military telehandler sales	—	18.7	—	88.2
Final pricing adjustment on multi-year military contract	—	—	7.5	—
Contract pricing adjustment for OPEB costs	—	—	(10.7)	—
Net sales (GAAP)	$1,667.7	$1,726.5	$6,808.2	$7,665.1

Adjusted access equipment segment operating income (non-GAAP)	$127.4	$90.2	$501.1	$388.6
Intangible asset impairment charge	—	(9.0)	—	(9.0)
Access equipment segment operating income (GAAP)	$127.4	$81.2	$501.1	$379.6

Adjusted defense segment operating income (non-GAAP)	$1.8	$15.0	$85.3	$228.7
Contract pricing adjustment for OPEB costs	—	—	(10.7)	—
OPEB curtailment gain	—	—	10.0	—
Pension curtailment and settlement loss	(3.8)	—	(8.2)	—
Union contract ratification costs	—	(3.8)	—	(3.8)
Defense segment operating income (loss) (GAAP)	$(2.0)	$11.2	$76.4	$224.9

Adjusted operating expenses-Corporate (non-GAAP)	$(43.3)	$(52.1)	$(154.7)	$(147.6)
Tender offer and proxy contest costs	—	—	—	(16.3)
Operating expenses-Corporate (GAAP)	$(43.3)	$(52.1)	$(154.7)	$(163.9)

	Three Months Ended		Fiscal Year Ended
	September 30,		September 30,
	2014	2013	2014	2013

Adjusted operating income (non-GAAP)	$116.9	$78.0	$512.2	$534.8
Contract pricing adjustment for OPEB costs	—	—	(10.7)	—
OPEB curtailment gain	—	—	10.0	—
Pension curtailment and settlement loss	(3.8)	—	(8.2)	—
Tender offer and proxy contest costs	—	—	—	(16.3)
Intangible asset impairment charge	—	(9.0)	—	(9.0)
Union contract ratification costs	—	(3.8)	—	(3.8)
Operating income (GAAP)	$113.1	$65.2	$503.3	$505.7

Adjusted income from continuing operations, net of tax (non-GAAP)	$80.2	$43.6	$309.8	$334.6
Reduction of valuation allowance on net operating loss carryforward	—	—	12.1	—
Debt extinguishment costs, net of tax	—	—	(7.0)	—
Contract pricing adjustment for OPEB costs, net of tax	—	—	(6.8)	—
OPEB curtailment gain, net of tax	—	—	6.3	—
Pension curtailment and settlement loss, net of tax	(2.4)	—	(5.1)	—
Tender offer and proxy contest costs, net of tax	—	—	—	(10.4)
Intangible asset impairment charge, net of tax	—	(5.5)	—	(5.5)
Union contract ratification costs, net of tax	—	(2.4)	—	(2.4)
Income from continuing operations, net of tax (GAAP)	$77.8	$35.7	$309.3	$316.3

Adjusted earnings per share from continuing operations-diluted (non-GAAP)	$0.96	$0.49	$3.62	$3.74
Reduction of valuation allowance on net operating loss carryforward	—	—	0.14	—
Debt extinguishment costs, net of tax	—	—	(0.08)	—
Contract pricing adjustment for OPEB costs, net of tax	—	—	(0.08)	—
OPEB curtailment gain, net of tax	—	—	0.07	—
Pension curtailment and settlement loss, net of tax	(0.03)	—	(0.06)	—
Tender offer and proxy contest costs, net of tax	—	—	—	(0.12)
Intangible asset impairment charge, net of tax	—	(0.06)	—	(0.06)
Union contract ratification costs, net of tax	—	(0.03)	—	(0.03)
Earnings per share from continuing operations-diluted (GAAP)	$0.93	$0.40	$3.61	$3.53

			Fiscal 2015 Expectations
			Low	High

Adjusted earnings per share from continuing operations-diluted (non-GAAP)			$4.00	$4.25
Debt extinguishment costs, net of tax			(0.11)	(0.11)
Earnings per share from continuing operations-diluted (GAAP)			$3.89	$4.14

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